Exhibit 99.1

Company Contact:

Jim Stolze

Chief Financial Officer

314-678-6105

Investor Contact:

EVC Group, Inc.

Douglas Sherk & Jenifer Kirtland

415-896-6820

Jennifer Beugelmans

646-201-5447

Media Contact:

EVC Group, Inc.

Steve DiMattia

646-201-5445

Stereotaxis Reports Continued Strong Growth in Third Quarter 2007

Record Backlog of Approximately $58 Million

New Features and Expanded Market Potential Provide Broad Platform for 2008 Growth

St. Louis, MO, November 8, 2007—Stereotaxis, Inc. (NASDAQ: STXS) today reported record revenue for the quarter ended September 30, 2007. Revenue for the third quarter increased 58% to $12.0 million, compared with $7.6 million in revenue in the third quarter of 2006. Revenue from Niobe™ systems sales grew 49% to $9.5 million compared with $6.4 million in the 2006 third quarter, due to an increase in the number of systems sold during the quarter and a higher average selling price. Disposables, services and accessories revenue also set a record, increasing 101% to $2.5 million in the third quarter of 2007 from $1.3 million in the third quarter of 2006. The Company recognized the sales of nine new systems during the third quarter, bringing the total placements of Niobe systems to 86 worldwide.

Purchase orders and other commitments for Niobe systems totaled approximately $58 million, including $13.5 million added during the third quarter. These commitments are subject to contingencies that are outside the Company’s control and may be revised, modified or cancelled. At September 30, 2007, the Company had more than 275 accounts in its mid to late stage pipeline and 350 accounts in the early development stage.

“We generated record revenue in the third quarter, while increasing our backlog position to $58 million despite the delayed launch of the much anticipated irrigated catheter in both Europe and the United States,” said Bevil Hogg, Chief Executive Officer of Stereotaxis. “In addition, we posted a nearly 15 percentage point increase in our gross profit margin, reflecting both higher ASPs on our Niobe system combined with lower system costs. While achieving these results, we have also remained focused on building a broad and deep platform that positions us for an outstanding 2008.

“The long awaited launch of the irrigated catheter has begun in Europe. The first procedures using the catheter were very successful and we continue to believe that our partnered irrigated catheter will receive FDA approval by year-end with initial shipments scheduled in the U.S. in the first quarter of 2008. The launch in Europe will continue on a phased and controlled basis into early 2008. Based on initial clinician feedback, we expect the irrigated catheter to be a major contributor to our future growth, especially in the treatment of atrial fibrillation, which afflicts more than five million people worldwide.

“Another component of the platform we have built to fuel growth in 2008 is NaviLine™, a new, automated linear navigation software. With NaviLine, the Niobe system is able to guide a catheter along complex anatomy defined in advance by the physician. In one very recent case, NaviLine guided the irrigated catheter to perform a left circumferential ablation, navigating such complex areas as the appendage ridge, mitral isthmus, atrial roof and posterior wall, entirely without manual intervention. The automated nature of the navigation also allows the clinician to verify the therapeutic result by accurately retracing the previously mapped pathways in the heart. We believe that with our partnered irrigated catheter combined with NaviLine software, we will set a new standard of care in the performance of complex electrophysiology ablation procedures, particularly the treatment of atrial fibrillation.

“During the third quarter, we also began installation of our first Odyssey™ systems, a proprietary Stereotaxis design that consolidates the multiple information sources and systems within a traditional electrophysiology lab into a single user interface. Odyssey can connect multiple EP labs to one another for real-time clinical support during procedures. Early feedback confirms that Odyssey is adding to the simplicity and efficiency offered by the Niobe system during electrophysiology procedures.

“The benefits and capabilities of our magnetic navigation system in interventional cardiology were readily apparent during demonstrations at the recent TCT Symposium where our Niobe system was used to perform three live percutaneous coronary and peripheral procedures, including a coronary chronic total occlusion (CTO). Our system produced excellent patient results and demonstrated that Stereotaxis’ 3D vessel roadmaps, and distal tip control can be employed very successfully in a variety of vascular interventions, thereby expanding the potential market opportunity for the system. To further enhance our opportunities in the interventional cardiology and peripheral vascular markets, we expect to be submitting 510k applications to the FDA for our new RF guidewire and our new family of blended wires in the near-term.

“The result of our development efforts in 2007 to date is that we are now positioned to offer electrophysiologists, interventional cardiologists and peripheral vascular specialists the opportunity to complete complex procedures in shorter procedure time and with the assurances of an unmatched safety record at a lower cost of ownership than competitive technologies. We believe no one in our industry comes close to offering the clinician, the administrator and the patient the benefits and return on investment that Stereotaxis does and this is a major factor behind the more than 11,000 cases performed on a Niobe system to date. As a result, we are enthusiastic about our prospects for substantial growth in 2008. At the same time, while we believe our original goals for 2007 revenue growth are still attainable, the delay in the release of the irrigated catheter until the last few days of our expected timeframe presents a challenge that we are working very hard to overcome,” Mr. Hogg concluded.

Third Quarter Financial Performance

Gross profit totaled $8.0 million in the third quarter of 2007, nearly 67% of revenue. This compares with gross profit of $4.0 million, or 52% of revenue in the third quarter of 2006. The improvement in the gross profit margin in 2007 is primarily the result of a 16% year over year increase in the average selling price of Niobe systems and improvements in the average system cost.

Total operating expenses increased 19% to $18.7 million in the quarter, compared with $15.7 million in the third quarter of 2006. The increase was driven by higher sales and marketing expense, as well as increased research and development related to expenses for new product introductions and further device development.

The Company reported a net loss for the third quarter of 2007 of $10.4 million, or $(0.29) per share. This compares to a net loss of $11.4 million, or $(0.34) per share, in the third quarter of 2006. The weighted average shares for the recent third quarter were 36.3 million compared with 33.5 million in the third quarter of last year. The increase in weighted average shares reflected the issuance of 1.9 million shares in a sale of common stock in a registered direct offering completed in March 2007 pursuant to a shelf registration as well as the exercise of warrants in late 2006.

For the first nine months of 2007, revenue totaled $29.0 million compared with revenue of $13.2 million for the first nine months of 2006. The Company reported a net loss of $35.9 million through the recent first nine month period versus a net loss of $39.6 million for the first nine months of 2006. On a per share basis, the first nine months net loss in 2007 was $(1.01) compared with $(1.21) in the comparable period of 2006.

Cash and investments at September 30, 2007 totaled $28.6 million, compared with $37.0 million at December 31, 2006 and $32.8 million at June 30, 2007. Total debt was $2.2 million at September 30, 2007.

Conference Call Information

The Company has scheduled a conference call for 8:30 a.m. Eastern Standard Time today to discuss its financial results for the third quarter. To access the conference call, please dial (800) 218-0204. International participants can call (303) 262-2140. An audio replay of the call will be available for seven 7 days following the call at (800) 405-2236 for U.S. callers or (303) 590-3000 for those calling outside the U.S. The password required to access the replay is 11098126#. The call will also be available on the Internet live and for 90 days thereafter at the following URL:

http://www.videonewswire.com/event.asp?id=43315

About Stereotaxis

Stereotaxis designs, manufactures and markets an advanced cardiology instrument control system for use in a hospital’s interventional surgical suite to enhance the treatment of coronary artery disease and arrhythmias. The Stereotaxis System is designed to enable physicians to complete more complex interventional procedures by providing image guided delivery of catheters and guidewires through the blood vessels and chambers of the heart to treatment sites. This is achieved using computer-controlled, externally applied magnetic fields that govern the motion of the working tip of the catheter or guidewire, resulting in improved navigation, shorter procedure time and reduced x-ray exposure. The core components of the Stereotaxis system have received regulatory clearance in the U.S., Europe and Canada.

This press release includes statements that may constitute “forward-looking” statements, usually containing the words “believe,” “estimate,” “project,” “expect” or similar expressions. Forward-looking statements inherently involve risks and uncertainties that could cause actual results to differ materially from the forward-looking statements. Factors that would cause or contribute to such differences include, but are not limited to, continued acceptance for the Company’s products in the marketplace, competitive factors, changes in government reimbursement procedures, dependence upon third-party vendors, and other risks discussed in the Company’s periodic and other filings with the Securities and Exchange Commission. By making these forward-looking statements, the Company undertakes no obligation to update these statements for revisions or changes after the date of this release. There can be no assurance that the Company will recognize revenue related to its purchase orders and other commitments in any particular period or at all because some of these purchase orders and other commitments are subject to contingencies that are outside of the Company’s control. In addition, these orders and commitments may be revised, modified or canceled, either by their express terms, as a result of negotiations, or by project changes or delays.

STEREOTAXIS, INC.

STATEMENTS OF OPERATIONS

(Unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2007	2006	2007	2006

Revenue
System	$9,500,848	$6,370,082	$22,479,877	$10,212,780
Disposables, service and accessories	2,546,906	1,270,231	6,564,071	2,973,346
Total revenue	12,047,754	7,640,313	29,043,948	13,186,126

Cost of revenue
System	3,541,756	3,016,685	8,024,046	5,436,912
Disposables, service and accessories	491,827	658,837	1,732,562	1,653,026
Inventory impairment	—	—	1,870,653	—
Total cost of revenue	4,033,583	3,675,522	11,627,261	7,089,938

Gross margin	8,014,171	3,964,791	17,416,687	6,096,188
Operating expenses:
Research and development	6,690,032	5,576,769	19,475,675	17,247,408
General and administration	4,320,208	4,244,995	14,112,033	12,550,143
Sales and marketing	7,667,013	5,879,047	20,733,407	16,467,817
Total operating expenses	18,677,253	15,700,811	54,321,115	46,265,368
Operating loss	(10,663,082)	(11,736,020)	(36,904,428)	(40,169,180)
Interest income	339,087	527,812	1,212,644	1,638,643
Interest expense	(74,267)	(145,365)	(216,499)	(1,028,871)
Net loss	$(10,398,262)	$(11,353,573)	$(35,908,283)	$(39,559,408)

Net loss per common share:
Basic and diluted	$(0.29)	$(0.34)	$(1.01)	$(1.21)

Weighted average shares used in computing net loss per common share:
Basic and diluted	36,256,089	33,541,140	35,612,871	32,641,732

STEREOTAXIS, INC.

BALANCE SHEETS

	September 30, 2007	December 31, 2006
	(Unaudited)
Assets
Current Assets:
Cash and cash equivalents	$26,432,918	$15,210,493
Short-term investments	2,128,333	21,773,288
Accounts receivable, net of allowance of $160,656 and $90,716 in 2007 and 2006, respectively	12,207,510	15,280,628
Current portion of long-term receivables	270,094	163,362
Inventories	8,780,250	8,285,825
Prepaid expenses and other current assets	3,002,076	2,580,773
Total current assets	52,821,181	63,294,369
Property and equipment, net	6,963,836	4,130,295
Intangible assets, net	1,444,445	1,544,444
Long-term receivables	399,784	—
Other assets	321,655	321,552
Total assets	$61,950,901	$69,290,660

Liabilities and stockholders’ equity
Current liabilities:
Current maturities of long-term debt	$1,000,000	$1,666,666
Accounts payable	6,116,505	5,555,121
Accrued liabilities	11,336,110	10,025,231
Deferred contract revenue	5,975,946	5,663,553
Total current liabilities	24,428,561	22,910,571

Long term debt, less current maturities	1,222,222	305,556
Long term deferred contract revenue	1,386,927	1,220,174
Other liabilities	462,488	65,367

Stockholders’ equity:
Preferred stock, par value $0.001; 10,000,000 shares authorized at 2007 and 2006; none outstanding at 2007 and 2006	—	—
Common stock, par value $0.001; 100,000,000 shares authorized at 2007 and 2006; 37,044,189 and 34,755,397 issued at 2007 and 2006, respectively	37,044	34,755
Additional paid-in capital	274,479,408	248,908,918
Treasury stock, 40,151 shares at 2007 and 2006	(205,999)	(205,999)
Accumulated deficit	(239,859,122)	(203,950,839)
Accumulated other comprehensive gain/(loss)	(628)	2,157
Total stockholders’ equity	34,450,703	44,788,992
Total liabilities and stockholders’ equity	$61,950,901	$69,290,660